Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Firstgold Corporation, Inc. (the "Company") of our report dated May 18, 2007, relating to our audit of the financial statements for the year ended January 31, 2007, appearing in the Prospectus, which is part of this Registration Statement. Our report dated May 18, 2007, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

HUNTER, FLEMMER, RENFRO & WHITAKER, LLP

Sacramento, California
July 30, 2007